      As filed with the Securities and Exchange Commission on June 1, 2001

                                                      Registration No. 333-_____

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                  U.S. BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               DELAWARE                                   41-0255900
     ----------------------------                     -------------------
     (State or other jurisdiction                      (I.R.S. Employer
          of incorporation or                         Identification No.)
             organization)


                                 U.S. BANK PLACE
                             601 SECOND AVENUE SOUTH
                        MINNEAPOLIS, MINNESOTA 55402-4302
                                 (612) 973-1111
       ------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                                           Copy to:

          LEE R. MITAU, ESQ.                        ELIZABETH C. HINCK, ESQ.
             U.S. BANCORP                            DORSEY & WHITNEY, LLP
        601 SECOND AVENUE SOUTH                      220 SOUTH SIXTH STREET
  MINNEAPOLIS, MINNESOTA, 55402-4302          MINNEAPOLIS, MINNESOTA, 55402-1498
            (612) 973-1111                               (612) 340-8877
--------------------------------------
(Name, address, including zip code and
telephone number of agent for service)

                             ----------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                             ----------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             CALCULATION OF REGISTRATION FEE
===============================================================================================
                                                   PROPOSED        PROPOSED         AMOUNT OF
                                   AMOUNT TO        MAXIMUM        MAXIMUM        REGISTRATION
    TITLE OF EACH CLASS OF            BE        OFFERING PRICE     AGGREGATE         FEE(3)
  SECURITIES TO BE REGISTERED    REGISTERED(1)   PER UNIT(2)    OFFERING PRICE(2)
-----------------------------------------------------------------------------------------------
Common Stock (par value $0.01      256,678         $22.095       $5,671,300.40     $1,417.83
per share) ....................    shares
===============================================================================================

(1) This Registration Statement relating to the resale of shares of Common Stock of the Registrant to be received by the persons under the circumstances described herein.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based upon the average of high and low prices of the Common Stock as reported on the New York Stock Exchange on May 30, 2001.

(3) 2,642,708 shares of Common Stock are being carried forward from Registration Statement No. 333-32572 pursuant to Rule 429. The Registrant previously paid a filing fee with respect to such securities of $12,077.

                             ----------------------

     Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained in this Registration Statement also relates to and constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-32572, which became effective on April 7, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                  U.S. BANCORP


                        2,899,386 SHARES OF COMMON STOCK

                                 ---------------

                     LISTED ON: THE NEW YORK STOCK EXCHANGE
                               TRADING SYMBOL: USB
                      CLOSING PRICE ON MAY 31, 2001: $22.30

                                ----------------

              CERTAIN STOCKHOLDERS OF U.S. BANCORP PROPOSE TO SELL
                       SHARES OF U.S. BANCORP COMMON STOCK

                            THE SELLING STOCKHOLDERS:

o may sell up to 2,899,386 shares, as described herein under "Plan of Distribution"

o will pay all stock transfer taxes, brokerage commissions, underwriting discounts or commissions and their own counsel's fees

o    are named individually herein under "Selling Stockholders"

o    will indemnify U.S. Bancorp against certain liabilities

                                  U.S. BANCORP:

o    will not receive any proceeds from the sale of these shares

o    will pay all expenses other than those paid by the Selling Stockholders

o    will indemnify the Selling Stockholders against certain liabilities

                                ----------------

     The mailing address of the principal executive offices of U.S. Bancorp is U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, and the telephone number is (612) 973-1111.

     THE SHARES OFFERED ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                  The date of this prospectus is June 1, 2001.

                                  U.S. BANCORP


GENERAL

     U.S. Bancorp is the organization that resulted from the acquisition by Firstar Corporation of the former U.S. Bancorp of Minneapolis. The new company retained the U.S. Bancorp name. U.S. Bancorp is a multi-state financial holding company headquartered in Minneapolis, Minnesota. U.S. Bancorp is incorporated in Delaware and provides financial services as both a financial holding company and a bank holding company registered under the Bank Holding Company Act. U.S. Bancorp provides a full range of financial services, including lending and depository services, through more than 2,200 banking offices principally in 24 states. U.S. Bancorp also engages in credit card, merchant and automated teller machine (or "ATM") processing, mortgage banking, insurance, trust and investment management, brokerage, leasing and investment banking activities, principally in domestic markets. Reflecting the merger of Firstar Corporation and the former U.S. Bancorp, at March 31, 2001, U.S. Bancorp and its subsidiaries had consolidated assets of $160.3 billion, consolidated deposits of $104.8 billion and total shareholders' equity of $15.2 billion.

     U.S. Bancorp's banking subsidiaries provide an array of banking services to both domestic and foreign customers and correspondent banks. These banking subsidiaries range in size from less than $1.0 million to $51.2 billion in deposits. The consumer banking business delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and ATMs. This business encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking and investment sales through U.S. Bancorp's banking branches. U.S. Bancorp's network of 5,200 branded ATM machines offers customers an additional banking convenience. The payment services division provides customers with consumer and business credit cards, corporate and purchasing services, lines of credit, ATM processing and merchant processing. Through this division, U.S. Bancorp is the largest provider of VISA corporate and purchasing cards. Wholesale banking divisions offer lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients including institutional organizations, government entities and other financial institutions. Depository services include checking accounts, savings accounts and time certificates of deposits. Ancillary services, such as treasury management, include receivable lockbox collection, investment and foreign exchange services. Additionally, U.S. Bancorp's bank and trust subsidiaries provide a full range of fiduciary services for individuals, estates, foundations, business corporations and charitable organizations. U.S. Bancorp is one of the largest corporate trust services in the nation.

     U.S. Bancorp's non-banking subsidiaries offer customers a variety of products and services. U.S. Bancorp Piper Jaffray, a wholly owned subsidiary of U.S. Bancorp, engages in equity and fixed income trading activities, offers investment banking and underwriting services to corporate and public sector customers and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally based businesses through a network of more than 100 offices.

     U.S. Bancorp's principal executive offices are located at U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, and its telephone number is (612) 973-1111.

COMPETITION

     The commercial banking business is highly competitive. U.S. Bancorp's subsidiary banks compete with other commercial banks and with other financial institutions, including savings and loan associations, mutual savings banks, finance companies, mortgage banking companies, credit unions, and investment companies. In recent years, competition has increased from institutions not subject to the same regulatory restrictions as domestic banks and bank holding companies.

GOVERNMENT POLICIES

     The operations of U.S. Bancorp's various operating units are affected by state and federal legislative changes and by policies of various regulatory authorities, including those of the several states in which they operate, the United States and foreign governments. These policies include, for example, statutory maximum legal lending rates, domestic monetary policies of the Board of Governors of the Federal Reserve System, or "FRB," United States fiscal policy, international currency regulations and monetary policies, and capital adequacy and liquidity constraints imposed by bank regulatory agencies.

SUPERVISION AND REGULATION

     U.S. Bancorp is a registered bank holding company under the Bank Holding Company Act, or "BHCA," and is subject to the supervision of, and regulation by, the FRB.

     Under the BHCA, a bank holding company may engage in banking, managing or controlling banks, furnishing or performing services for banks it controls, and conducting activities that the FRB has determined to be closely related to banking. U.S. Bancorp must obtain the prior approval of the FRB before acquiring more than five percent of the outstanding shares of another bank or bank holding company, and must provide notice to, and in some situations obtain the prior approval of, the FRB in connection with the acquisition of more than five percent of the outstanding shares of a company engaged in a "bank-related" business.

     Under the BHCA, as amended by the Riegle-Neal Act, U.S. Bancorp may acquire banks throughout the United States, subject only to state or federal deposit caps and state minimum-age requirements. Effective June 1, 1997, the Riegle-Neal Act authorized interstate branching by acquisition and consolidation in those states that had not opted out by that date.

     The Gramm-Leach-Bliley Act of 1999 eliminated many of the restrictions placed on the activities of certain qualified bank holding companies. Effective March 13, 2000, U.S. Bancorp was certified by the FRB as a "financial holding company" and may expand into a wide variety of financial services, including securities activities, insurance and merchant banking, without the prior approval of the FRB.

     National banks are subject to the supervision of, and are examined by, the Office of the Comptroller of the Currency. All subsidiary banks of U.S. Bancorp are members of the Federal Deposit Insurance Corporation and are subject to examination by the FDIC. In practice, the primary federal regulator makes regular examinations of each subsidiary bank subject to its regulatory review or participates in joint examinations with other federal regulators. Areas subject to regulation by federal authorities include the allowance for credit losses, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.

ADDITIONAL INFORMATION

     You may obtain financial and other information relating to U.S. Bancorp and its directors and executive officers from its annual report on Form 10-K for the year ended December 31, 2000 and its quarterly report on Form 10-Q for the period ended March 31, 2001. You may obtain a copy of these reports as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

                   DESCRIPTION OF U.S. BANCORP'S CAPITAL STOCK

     The following description summarizes the terms of U.S. Bancorp's capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and U.S. Bancorp's certificate of incorporation and bylaws.

COMMON STOCK

     U.S. Bancorp is authorized to issue up to 4 billion shares of common stock, par value $.01 per share. As of April 30, 2001, there were 1,908,494,035 shares of U.S. Bancorp common stock issued (including 2,882,560 shares held in treasury). The U.S. Bancorp common stock is listed on the New York Stock Exchange under the symbol "USB."

     Voting and Other Rights. Each share of U.S. Bancorp common stock is entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a majority of the votes cast, and shareholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock of U.S. Bancorp entitled to vote in any election of directors may elect all of the directors standing for election. In general, however:

o amendments to the certificate of incorporation will be approved if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action; and

o a merger or dissolution of U.S. Bancorp, or the sale of all or substantially all of its assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.

     No Preemptive or Conversion Rights. U.S. Bancorp common stock will not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

     Assets upon Dissolution. In the event of liquidation, holders of U.S. Bancorp common stock would be entitled to receive proportionately any assets legally available for distribution to U.S. Bancorp shareholders with respect to shares held by them, subject to any prior rights of any preferred stock of U.S. Bancorp then outstanding.

     Distributions. Holders of U.S. Bancorp common stock will be entitled to receive the dividends or distributions that U.S. Bancorp's board of directors may declare out of funds legally available for these payments. The payment of distributions by U.S. Bancorp is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation's assets. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.

     As a bank holding company, the ability of U.S. Bancorp to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of U.S. Bancorp, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

     Restrictions on Ownership. The Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of U.S. Bancorp. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of U.S. Bancorp. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as U.S. Bancorp, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

     U.S. Bancorp Dividend Reinvestment and Common Stock Purchase Plan. Pursuant to its U.S. Bancorp Dividend Reinvestment and Purchase Plan, or "DRIP," U.S. Bancorp provides eligible shareholders with a method of investing cash dividends and optional cash payments at 100% of the average price (as defined in the DRIP) in additional shares of U.S. Bancorp common stock. Participants in the DRIP will pay a brokerage commission or service charge, which currently is $.03 per share. The DRIP includes some dollar limitations on participation. Shareholders who are eligible to elect dividend reinvestment may choose to participate in the DRIP with respect to some of their shares and not to participate with respect to others. If shareholders choose not to participate in the DRIP with respect to some or all of their shares, any dividends payable on those shares will be paid in cash and will not be reinvested in U.S. Bancorp common stock.

PREFERRED STOCK

     U.S. Bancorp is authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share. The board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of U.S. Bancorp's board of directors.

     U.S. Bancorp currently has one series of preferred stock authorized and outstanding. As of April 30, 2001, it had 55,796 shares of its Term Participating Preferred Stock outstanding and an additional 790 shares authorized and reserved for issuance.

     The rights of holders of U.S. Bancorp Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of the U.S. Bancorp Common Stock by (1) limiting the control that the holders may exert by exercise of their voting rights or (2) subordinating their rights in liquidation to the rights of the holders of preferred stock of U.S. Bancorp. In addition, the issuance of shares of preferred stock of U.S. Bancorp may discourage takeover attempts and other changes in control of U.S. Bancorp by limiting the exercise of control by a person who has gained a substantial equity interest in U.S. Bancorp. U.S. Bancorp has no current plans or agreements with respect to the issuance of any shares of preferred stock other than the Term Participating Preferred Stock.

SHAREHOLDER RIGHTS PLAN

     U.S. Bancorp has a shareholder rights plan that could discourage unwanted or hostile takeover attempts that are not approved by the U.S. Bancorp board. On February 27, 2001, U.S. Bancorp's board declared a dividend of one preferred share purchase right for each outstanding share of U.S. Bancorp common stock as of March 9, 2001. The rights currently trade with, and are inseparable from, the common stock.

     Each right allows its holder to purchase from U.S. Bancorp one one-thousandth of a share of U.S. Bancorp Series A Junior Participating Preferred Stock for $100, once the rights become exercisable. This portion of a preferred share will give the shareholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, a right does not give its holder any dividend, voting or liquidation rights.

     The rights will not be exercisable until the earlier of:

          o 10 days after a public announcement that a person or group has obtained beneficial ownership of 10% or more of U.S. Bancorp's outstanding common stock; or

          o 10 business days after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 10% or more of U.S. Bancorp's outstanding common stock.

     The date when the rights become exercisable is referred to in the rights plan as the "distribution date." After that date, the rights will separate from the common stock and will be evidenced by book-entry credits or by rights certificates that U.S. Bancorp will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 10% or more of U.S. Bancorp's outstanding common stock may not exercise any rights even after the distribution date.

     A person or group that acquires beneficial ownership of 10% or more of U.S. Bancorp's outstanding common stock is called an "acquiring person."

          o Flip In. If a person or group becomes an acquiring person, all holders of rights other than the acquiring person may purchase shares of U.S. Bancorp common stock at half their market value.

          o Flip Over. If, after a person or group becomes an acquiring person, U.S. Bancorp is acquired by another entity in a merger or similar transaction, all holders of rights other than the acquiring person may purchase shares of the acquiring company at half their market value.

     U.S. Bancorp's board may redeem the rights for $.01 per right at any time before a person or group becomes an acquiring person. If the board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $.01 per right.

     U.S. Bancorp's board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the exercise price of less than 1% will be made.

     The terms of the rights plan may be amended by U.S. Bancorp's board without the consent of the holders of the rights. However, after a person or group becomes an acquiring person, the board may not amend the plan in a way that adversely affects the holders of the rights.

                              SELLING STOCKHOLDERS

     Up to 2,899,386 shares of Common Stock (the "Shares") are being offered for the account of the selling stockholders of U.S. Bancorp named below (the "Selling Stockholders"). We may supplement this prospectus to identify any donees, pledgees or other transferees of the Selling Stockholders that may use this prospectus in connection with the sale of Shares received by them. U.S. Bancorp issued 2,642,708 of the Shares to the Selling Stockholders in April 2000 in connection with the acquisition of Oliver-Allen Corporation, Inc. by U.S. Bancorp, which closed on April 7, 2000. U.S. Bancorp will issue an additional 256,678 of the Shares to the Selling Stockholders pursuant earn-out provisions related to the Oliver-Allen acquisition.

     The following table sets forth certain information with respect to the ownership of U.S. Bancorp Common Stock by each of the Selling Stockholders prior to the first issuance by U.S. Bancorp of the Shares to the Selling Shareholders in April 2000 and as adjusted to reflect the sale of the Shares by each of them.

                                                                      Maximum
                                                    Number of        Number of
                                                     Shares         Shares to be        Shares
                                                  Beneficially     Sold Pursuant     Beneficially
                                                 Owned Prior to       to this        Owned After
                 Name                             the Offering     Prospectus(1)     Offering(1)
                 ----                            --------------    -------------     ------------
John F. Allen and Elizabeth H. Allen,
        Trustees, John F. Allen and
        Elizabeth H. Allen Family Trust,
        U/T/D July 10, 1992.................            0             2,232,528            0

John R. Domingos, Trustee, Elizabeth
        W. F. Allen Trust, U/T/D
        December 26, 1992...................            0               318,932            0

John R. Domingos, Trustee, Nicholas M. Allen
        Trust, U/T/D December 26, 1992......            0               318,932            0

Marin Community Foundation..................            0                28,994            0

--------------------
(1)  Assumes the sale of all the Shares offered by this prospectus.

     John F. Allen has served as President and Chief Executive Officer of U.S. Bancorp Oliver-Allen Technology Leasing Corporation, a wholly owned subsidiary of U.S. Bancorp, since the closing of the acquisition of Oliver-Allen Corporation, Inc. by U.S. Bancorp on April 7, 2001. Mr. Allen is a co-trustee of the John F. Allen and Elizabeth H. Allen Family Trust and the father of Elizabeth W.F. Allen and Nicholas M. Allen.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time directly by one or more of the Selling Stockholders (or their respective donees, pledgees or other transferees) in separate transactions or in a single transaction (either of which may involve block transactions), in settlement of short sales of Common Stock or in a combination of such methods of sale. Such sales may be made on the New York Stock Exchange, or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed. Such sales may be made through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. Alternatively, from time to time one or more of the Selling Stockholders (or their respective donees, pledgees or other transferees) may offer Shares through brokers, dealers or agents, including a broker-dealer subsidiary of U.S. Bancorp, who may receive commissions from any such Selling Stockholders, agents and/or the purchasers for whom they may act as agent. If necessary, a supplemental prospectus will describe the method of sale in greater detail. In addition, any of the Shares which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

     In connection with distributions of the Shares, the Selling Stockholders (or their respective donees, pledgees or other transferees) may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, those broker-dealers or other financial institutions may engage in short sales of U.S. Bancorp securities in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares of Common Stock short and deliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealers or financial institutions of the Shares, which Shares such broker-dealer or financial institution may resell pursuant to this prospectus (as supplemented or amended, if required, to reflect such transaction). The Selling Stockholders may also pledge the Shares to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may sell the pledged Shares pursuant to this prospectus (as supplemented or amended, if required, to reflect such transaction).

     The Selling Stockholders (or their respective donees, pledgees or other transferees) and any such brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the sale of Shares by the Selling Stockholders and any associated commissions that are received may be deemed to be underwriting compensation under the Securities Act of 1933. If a Selling Stockholder is deemed to be an underwriter, such Selling Stockholder may be subject to certain statutory liabilities under the Securities Act of 1933, including but not limited to Sections 11 and 12 thereof.

     Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. If applicable, such prices will be determined by agreement between the Selling Stockholders and any such dealers. The Selling Stockholders may, from time to time, authorize dealers, acting as the Selling Stockholders' agents, to solicit offers to purchase Shares upon the terms and conditions set forth in any supplemental prospectus. U.S. Bancorp does not know of any arrangements that the Selling Stockholders have entered into to effect any such transactions in the Shares, nor is U.S. Bancorp aware of which brokerage firms the Selling Stockholders may select to effect brokerage transactions.

     The Selling Stockholders and any other person participating in a sale or distribution of Shares will be subject to the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Rule l0b-5 and Regulation M. These provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other such person.

     In order to comply with securities laws in certain jurisdictions, the Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     U.S. Bancorp will not receive any part of the proceeds from the sale of the Shares. The Selling Stockholders will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of the Selling Stockholders' counsel. U.S. Bancorp will bear all other expenses in connection with the offering and sale of the Shares, including filing fees, legal and accounting fees and expenses, printing costs, and other expenses arising out of the preparation and filing of the Registration Statement and this prospectus. U.S. Bancorp has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, in connection with the registration and the offering and sale of the Shares. The Selling Stockholders have also agreed to indemnify U.S. Bancorp against certain liabilities in connection with the registration and the offering and sale of the Shares.

                                 USE OF PROCEEDS

     U.S. Bancorp will not receive any proceeds from the sales hereunder of the Shares but will bear certain of the expenses thereof. See "Plan of Distribution."

                             VALIDITY OF THE SHARES

     The validity of the Shares is being passed upon for U.S. Bancorp by Dorsey & Whitney LLP.

                                     EXPERTS

     The consolidated financial statements of U.S. Bancorp as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference to U.S. Bancorp's current report on Form 8-K filed on April 17, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     U.S. Bancorp has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement under the Securities Act of 1933 that registers the resale of the Shares by the Selling Stockholders (the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about U.S. Bancorp and the Common Stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this prospectus.

     In addition, U.S. Bancorp files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

    Public Reference Room        New York Regional Office         Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center               Citicorp Center
          Room 1024                     Suite 1300                500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048               Suite 1400
                                                               Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also obtain information from the SEC by calling 1-800-SEC-0330.

     The SEC also maintains an Internet Web site that contains reports, proxy statements and other information about issuers, like U.S. Bancorp, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     In addition, you may inspect reports, proxy statements and other information about U.S. Bancorp at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows U.S. Bancorp to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus incorporates by reference the documents listed below that U.S. Bancorp has previously filed with the SEC. They contain important information about U.S. Bancorp and its financial condition.

U.S. BANCORP SEC FILINGS                      PERIOD
------------------------                      ------
Annual Report on Form 10-K.............       Year ended December 31, 2000, as filed
                                              March 1, 2001

Quarterly Report on Form 10-Q..........       Quarter ended March 31, 2001, as filed
                                              May 15, 2001

Definitive Proxy Statement.............       For Annual Meeting of Shareholders held on
                                              April 17, 2001, as filed March 16, 2001

Current Reports on Form 8-K and               Filed on January 22, 2001, February 28, 2001,
Form 8-K/A.............................       March 6, 2001, March 12, 2001, March 16, 2001,
                                              April 17, 2001 (two reports), April 23, 2001
                                              and May 3, 2001

     U.S. Bancorp incorporates by reference additional documents that it may file with the SEC after the date of this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We may modify some of the statements contained in this prospectus and the documents incorporated by reference. You should ignore any statements that are superseded.

     Documents incorporated by reference are available from U.S. Bancorp without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from U.S. Bancorp at the following address:

                               Investor Relations
                                  U.S. Bancorp
                             601 Second Avenue South
                        Minneapolis, Minnesota 55402-4302
                            Telephone (612) 973-2263

     We have not authorized anyone to give any information or make any representation about U.S. Bancorp that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

        This prospectus (including documents to which we refer you in this prospectus) contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of these risks and uncertainties include the following, in addition to those contained in U.S. Bancorp's reports on file with the SEC:

o U.S. Bancorp's investments in its consumer banking, payment systems and wealth management business and in its Internet development could require additional incremental spending, and might not produce expected deposit and loan growth and anticipated contributions to earnings;

o general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services;

o changes in the domestic interest rate environment could reduce net interest income and could increase credit losses;

o the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of U.S. Bancorp's on-balance sheet and on-balance sheet assets, or the availability and terms of funding necessary to meet liquidity needs;

o changes in the extensive laws, regulations and policies governing financial services companies could alter U.S. Bancorp's business environment or affect operations;

o the potential need to adapt to industry changes in information technology systems, on which U.S. Bancorp is highly dependent, could present operational issues or require significant capital spending;

o competitive pressures could intensify and affect U.S. Bancorp's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the internet, or bank regulatory reform; and

o acquisitions may not produce revenue enhancements or cost savings at levels or within time-frames originally anticipated, or may result in unforeseen integration difficulties.

     Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events. See "WHERE YOU CAN FIND MORE INFORMATION."

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. EXPENSES.

         Registration Statement filing fee............................      $   1,418

         Legal fees and expenses......................................          3,500

         Accounting fees and expenses.................................          2,000

         Printing costs...............................................          2,500

         Miscellaneous................................................            500
                                                                            ---------
                 Total................................................      $   9,918

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, U.S. Bancorp will indemnify its directors and officers under certain circumstances against all expenses and liabilities incurred by them as a result of suits brought against them as directors and officers of U.S. Bancorp. The indemnified directors, advisory directors and officers must act in good faith and in a manner they reasonably believe to be in the best interests of U.S. Bancorp, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. U.S. Bancorp will not indemnify directors, advisory directors and officers for expenses in respect of any matter as to which the indemnified directors and officers shall have been adjudged to be liable to U.S. Bancorp, unless the court in which the action or suit was brought shall determine otherwise. U.S. Bancorp may indemnify officers, advisory directors and directors only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

     Article Ninth of U.S. Bancorp's certificate of incorporation provides that a director will not be liable to U.S. Bancorp or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to U.S. Bancorp or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under the Delaware statutory provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (d) for any transaction from which the directors derived an improper personal benefit.

     Article VI of U.S. Bancorp's bylaws provides that the officers, directors and advisory directors of U.S. Bancorp will be indemnified to the full extent permitted by the DGCL. The board of directors has discretion to indemnify any employee of U.S. Bancorp for actions arising by reason of the employee's employment with U.S. Bancorp. U.S. Bancorp will pay expenses incurred by officers, directors and advisory directors in defending actions in advance of any final disposition if the officer, director or advisory director agrees to repay the amounts if it is ultimately determined that he or she is not entitled to be indemnified under the bylaws, Delaware law or otherwise.

     U.S. Bancorp maintains a standard policy of officers' and directors' liability insurance.

ITEM 16. EXHIBITS.

     4.1 Restated Certificate of Incorporation of U.S. Bancorp, as amended. (Incorporated by reference to Exhibit 3.1 to U.S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 2000.)

     4.2  Restated Bylaws of U.S. Bancorp. (Incorporated by reference to Exhibit
          3.2 to U.S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 2000.)

     4.3 Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.

     4.4 Warrant Agreement, dated as of October 2, 1995, between U.S. Bancorp and First Chicago Trust Company of New York, as Warrant Agent, and Form of Warrant. (Incorporated by reference to Exhibits 4.18 and 4.19 to U.S. Bancorp's Registration Statement on Form S-3, File No. 33-61667.)

     4.5 Certificate of Designation and Terms of Term Participating Preferred Stock of U.S. Bancorp. (Incorporated by reference to Exhibit 4.1 to the U.S. Bancorp's Registration Statement on Form S-4, File No. 333-75603.)

     4.6 Forms of Warrant Agreements, dated as of November 5, 1996, between Monarch Bancorp (predecessor of Western Bancorp) and certain Warrantholders, and accompanying Forms of Warrants, assumed by U.S. Bancorp upon its acquisition of Western Bancorp on November 15, 1999. (Incorporated by reference to Exhibit 4.5 to U.S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999.)

     5.1 Opinion and consent of Dorsey & Whitney LLP as to legality of the securities being registered.

     23.1 Consent of Dorsey & Whitney LLP. (Included in Exhibit 5.1.)

     23.2 Consent of PricewaterhouseCoopers LLP (relating to financial statements of U.S. Bancorp).

     24.1 Powers of Attorney.

ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its articles, bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and U.S. Bancorp being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 1, 2001.


                                       U.S. BANCORP



                                       By: /s/ Jerry A. Grundhofer
                                         ---------------------------------------
                                           Jerry A. Grundhofer
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    Signature                           Title                   Date
                    ---------                           -----                   ----
      /s/ Jerry A. Grundhofer                President, Chief Executive    June 1, 2001
      ----------------------------------     Officer and Director
      Jerry A. Grundhofer                    (principal executive
                                             officer)

      /s/ David M. Moffett                   Vice Chairman, Chief          June 1, 2001
      ----------------------------------     Financial Officer and
      David M. Moffett                       Director
                                             (principal financial
                                             officer)

      /s/ Terrance R. Dolan                  Senior Vice President         June 1, 2001
      ----------------------------------     and Controller
      Terrance R. Dolan                      (principal accounting
                                             officer)

                                             Chairman and Director
      ----------------------------------
      John F. Grundhofer


      /s/ Linda L. Ahlers*                   Director                      June 1, 2001
      ----------------------------------
      Linda L. Ahlers

      /s/ Victoria B. Buyniski Gluckman*     Director                      June 1, 2001
      ----------------------------------
      Victoria B. Buyniski Gluckman

      /s/ Arthur D. Collins, Jr.*            Director                      June 1, 2001
      ----------------------------------
      Arthur D. Collins, Jr.

                                             Director
      ----------------------------------
      Peter H. Coors

      /s/ John C. Dannemiller*               Director                      June 1, 2001
      ----------------------------------
      John C. Dannemiller

      /s/ Joshua Green III*                  Director                      June 1, 2001
      ----------------------------------
      Joshua Green III

                                             Director
      ----------------------------------
      J.P. Hayden, Jr.

      /s/ Roger L. Howe*                     Director                      June 1, 2001
      ----------------------------------
      Roger L. Howe

      /s/ Thomas H. Jacobsen*                Director                      June 1, 2001
      ----------------------------------
      Thomas H. Jacobsen

                                             Director
      ----------------------------------
      Delbert W. Johnson

      /s/ Joel W. Johnson*                   Director                      June 1, 2001
      ----------------------------------
      Joel W. Johnson

      /s/ Jerry W. Levin*                    Director                      June 1, 2001
      ----------------------------------
      Jerry W. Levin

      /s/ Sheldon B. Lubar*                  Director                      June 1, 2001
      ----------------------------------
      Sheldon B. Lubar

      /s/ Frank Lyon, Jr.*                   Director                      June 1, 2001
      ----------------------------------
      Frank Lyon, Jr.

      /s/ Daniel F. McKeithan, Jr.*          Director                      June 1, 2001
      ----------------------------------
      Daniel F. McKeithan, Jr.

      /s/ David B. O'Maley*                  Director                      June 1, 2001
      ----------------------------------
      David B. O'Maley

      /s/ O'dell Owens, M.D., M.P.H.*        Director                      June 1, 2001
      ----------------------------------
      O'dell M. Owens, M.D., M.P.H.

      /s/ Thomas E. Petry*                   Director                      June 1, 2001
      ----------------------------------
      Thomas E. Petry

                                             Director
      ----------------------------------
      Richard G. Reiten

      /s/ S. Walter Richey*                  Director                      June 1, 2001
      ----------------------------------
      S. Walter Richey

      /s/ Warren R. Staley*                  Director                      June 1, 2001
      ----------------------------------
      Warren R. Staley

      /s/ Patrick T. Stokes*                 Director                      June 1, 2001
      ----------------------------------
      Patrick T. Stokes

      /s/ John J. Stollenwerk *              Director                      June 1, 2001
      ----------------------------------
      John J. Stollenwerk

      *By /s/Terrance R. Dolan               Attorney-in-fact for the
          ------------------------------     persons indicated above
          Terrance R. Dolan                  with an *
          Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit     Description
-------     -----------
 4.1        Restated Certificate of Incorporation of U.S. Bancorp, as amended.
            (Incorporated by reference to Exhibit 3.1 to U.S. Bancorp's Annual
            Report on Form 10-K for the year ended December 31, 2000.)

 4.2        Restated Bylaws of U.S. Bancorp.  (Incorporated by reference to Exhibit
            3.2 to U.S. Bancorp's Annual Report on Form 10-K for the year ended
            December 31, 2000.)

 4.3        Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed.  U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.

 4.4        Warrant Agreement, dated as of October 2, 1995, between U.S. Bancorp and First Chicago Trust Company of New York, as Warrant Agent, and Form
            of Warrant.  (Incorporated by reference to Exhibits 4.18 and 4.19 to
            U.S. Bancorp's Registration Statement on Form S-3, File No. 33-61667.)

 4.5        Certificate of Designation and Terms of Term Participating Preferred
            Stock of U.S. Bancorp.  (Incorporated by reference to Exhibit 4.1 to
            U.S. Bancorp's Registration Statement on Form S-4, File No. 333-75603.)

 4.6        Forms of Warrant Agreements, dated as of November 5, 1996, between
            Monarch Bancorp (predecessor of Western Bancorp) and certain
            Warrantholders, and accompanying Forms of Warrants, assumed by U.S.
            Bancorp upon its acquisition of Western Bancorp on November 15, 1999. (Incorporated by reference to Exhibit 4.5 to U.S. Bancorp's
            Annual Report on Form 10-K for the year ended December 31, 1999.)

 5.1 Opinion and consent of Dorsey & Whitney LLP as to legality of the securities being registered.

23.1        Consent of Dorsey & Whitney LLP.  (Included in Exhibit 5.1.)

23.2        Consent of PricewaterhouseCoopers LLP (relating to financial statements of U.S. Bancorp).

24.1        Powers of Attorney.